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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2003

TROY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-24413 (Commission) File Number)	33-0807798 (I.R.S. Employer Identification No.)
2331 South Pullman Street Santa Ana, California 92705 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (949) 250-3280

Item 4.  Changes in Registrant's Certifying Accountant.

        On January 13, 2003, the Audit Committee of the Board of Directors of Troy Group, Inc. ("Troy"), approved a change in auditors. The Board of Directors ratified the Audit Committee's dismissal of KPMG LLP as Troy's independent public accountants and the selection of McGladrey & Pullen LLP to replace them subject to McGladrey's acceptance procedures. In accordance with SEC rules, Troy filed a report on Form 8-K dated January 20, 2003 to report the dismissal of KPMG LLP (the "Prior Form 8-K").

        On February 3, 2003, Troy completed a formal engagement letter with McGladrey & Pullen LLP ("McGladrey") to serve as Troy's independent public accountants, effective immediately. McGladrey previously had served as Troy's independent public accountants until their dismissal on May 31, 2002.

        As previously reported in the Prior 8-K, Troy has delayed the filing of its Form 10-Q for the fiscal quarter ended August 31, 2002 while it reviews and determines the amount of certain inventory adjustments and which prior periods will need to be restated. Because these inventory adjustments potentially pertained to periods during which McGladrey had served as Troy's independent public accountants, McGladrey, prior to their recent re-appointment as Troy's independent public accountants, had been involved in reviewing such adjustments and the procedures and methodology used by Troy.

        Other than as described in the paragraphs above, during the two most recent fiscal years ended November 30, 2001 and 2002 and the subsequent interim period prior to the re-appointment of McGladrey as Troy's independent public accountants, Troy did not consult with McGladrey after their dismissal on May 31, 2002 with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Troy's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        Troy provided McGladrey with a copy of the foregoing disclosures.

        On February 7, 2003, Troy issued a press release entitled "Troy Group, Inc. Engages McGladrey and Pullen LLP," a copy of which is attached as Exhibit 99.1.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TROY GROUP, INC.
Dated: February 7, 2003	By:	/s/ PATRICK J. DIRK Patrick J. Dirk, Chairman

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SIGNATURES